Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE,

dated as of January 4, 2021

among

NATIONAL GENERAL HOLDINGS CORP.,

as Issuer,

THE ALLSTATE CORPORATION,

as Guarantor,

and

THE BANK OF NEW YORK MELLON,

as Trustee,

to the

INDENTURE

dated as of May 23, 2014

6.750% SENIOR NOTES DUE 2024

i

THIRD SUPPLEMENTAL INDENTURE, dated as of January 4, 2021 (this “Third Supplemental Indenture”), by and among National General Holdings Corp., a Delaware corporation (the “Company”), The Allstate Corporation, a Delaware corporation (the “Guarantor”) and parent of the Company, and The Bank of New York Mellon (the “Trustee”), as trustee under the Indenture, dated as of May 23, 2014, between the Company and the Trustee (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 23, 2014 (the “First Supplemental Indenture” and together with the Base Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide, among other things, for the issuance, from time to time, of the Company’s unsecured senior debt Securities, in an unlimited aggregate principal amount, in one or more series to be established by the Company under, and authenticated and delivered as provided in, the Base Indenture;

WHEREAS, pursuant to the terms of the Base Indenture, the Company created and issued under the First Supplemental Indenture its 6.750% Senior Notes due 2024 (the “Securities”);

WHEREAS, Section 7.02 of the First Supplemental Indenture provides for the Company and the Trustee to enter into a supplemental indenture to the Base Indenture with the consent of a majority of the Holders of the Securities for the purposes of modifying the rights of the Holders under the Indenture;

WHEREAS, Section 7.01(c) of the First Supplemental Indenture provides for the Company and the Trustee to enter into a supplemental indenture to the Base Indenture without the consent of the Holders of the Securities to add a guarantee for the benefit of the Holders of the Securities;

WHEREAS, all of the Holders of the Securities have delivered an Act of the Holders of the Securities, acknowledged and agreed to by the Company and the Guarantor, requesting that the Trustee enter into this Third Supplemental Indenture with the Company and the Guarantor to (i) add a guarantee of the payment obligations of the Securities by the Guarantor and (ii) modify Section 4.03(a) of the First Supplemental Indenture to replace the requirement of the Company to provide certain information about itself with a requirement of the Guarantor to provide such information about itself instead; and

WHEREAS, all requirements necessary to make this Third Supplemental Indenture a valid instrument in accordance with its terms have been performed, and the execution and delivery of this Third Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, THIS THIRD SUPPLEMENTAL INDENTURE WITNESSETH, it is mutually agreed, for the benefit of the Company and the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

SECTION 1.01.    Scope of Supplemental Indenture.

The changes, modifications and supplements to the Indenture effected by this Third Supplemental Indenture shall be applicable only with respect to, and shall govern only the terms of (and only the rights of the Holders, the obligations of the Company, the obligations of the Guarantor and the rights and obligations of the Trustee with respect to), the Securities, and shall not apply to any other securities that may be issued under the Base Indenture (or govern the rights of the holders or the obligations of the Company or the Guarantor with respect to any such other securities) unless a supplemental indenture with respect to such other securities specifically incorporates such changes, modifications and supplements. The provisions of this Third Supplemental Indenture shall, with respect to the Securities, supersede any corresponding provisions in the Indenture. Subject to the preceding sentence, and except as otherwise provided herein, the provisions of the Indenture shall apply to the Securities and govern the rights of the Holders of the Securities, the obligations of the Company and the rights and obligations of the Trustee with respect thereto.

SECTION 1.02.    Definitions.

For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, all words, terms and phrases defined in the Indenture (but not otherwise defined herein) shall have the same meanings as in the Indenture.

ARTICLE 2

GUARANTEE

SECTION 2.01.    The Guarantee.

The Guarantor hereby fully and unconditionally guarantees to the Trustee and each Holder of a Security the full and prompt payment of all monetary obligations of the Company under the Security and the Indenture, whether for principal of, premium (if any) and interest on any such Security, expenses, indemnification or otherwise, including monetary obligations to the Trustee (such obligations being referred to herein as the “Obligations”), when and as the same shall become due and payable, whether at maturity, on an interest payment date, by acceleration, redemption, repayment or otherwise, in accordance with the terms of such Security and of the Indenture (the “Guarantee”). In case of the failure of the Company punctually to pay any such Obligations, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether at maturity, on an interest payment date, upon acceleration, redemption, repayment or otherwise, and as if such payment were made by the Company. The Guarantor further agrees that its guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection).

SECTION 2.02.    Guarantee Unconditional, etc.

The Guarantor hereby agrees that its obligations hereunder shall be absolute, irrevocable and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Security or the Indenture, any failure to enforce the provisions of any Security or the Indenture, or any waiver, modification, consent or indulgence granted with respect thereto by the Holder of such Security or the Trustee, the recovery of any judgment against the Company or any action to enforce the same, or any other circumstances which may otherwise constitute a legal or equitable discharge of a surety or guarantor. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger, insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any such Security or the Indebtedness evidenced thereby and all demands whatsoever, and covenants that this Guarantee will not be discharged except by payment in full of the Obligations. The Guarantor further agrees, to the fullest extent that it lawfully may do so, that, as between the Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, the maturity of the obligations guaranteed hereby may be accelerated as provided in the Indenture for the purposes of this Guarantee, notwithstanding any stay, injunction or prohibition extant under any bankruptcy, insolvency, reorganization or other similar law of any jurisdiction preventing such acceleration in respect of the obligations guaranteed hereby.

SECTION 2.03.    Subordination.

The Guarantor hereby covenants and agrees that its obligation to make payments of the Obligations hereunder constitutes a senior unsecured obligation of the Guarantor ranking (a) equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of the Guarantor from time to time outstanding, (b) senior in right of payment with all existing and future expressly subordinated indebtedness of the Guarantor from time to time outstanding and (c) junior in right of payment with any future secured indebtedness of the Guarantor to the extent of the value of the assets securing such indebtedness.

SECTION 2.04.    Reinstatement.

This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment on any Security, in whole or in part, is rescinded or must otherwise be restored to the Company or the Guarantor upon the bankruptcy, liquidation or reorganization of the Company, the Guarantor or otherwise.

SECTION 2.05.    Subrogation.

The Guarantor shall be subrogated to all rights of the Holder of any Security against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of, and premium (if any) and interest on all Securities and all other amounts due and owing under the Indenture shall have been paid in full.

SECTION 2.06.    No Waiver; Remedies.

No failure on the part of the Trustee or any Holder to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

ARTICLE 3

AMENDMENT AND RESTATEMENT

SECTION 3.01.    Rule 144 Information.

Section 4.03(a) of the First Supplemental Indenture is hereby deleted in its entirety and replaced with the following:

“(a) The Company covenants and agrees that it shall, during any period in which The Allstate Corporation, a Delaware corporation and the parent of the Company (“Allstate”), is not subject to Section 13 or 15(d) of the Exchange Act, make available to any Holder or beneficial holder of Securities and any prospective purchaser of Securities designated by such Holder or beneficial holder, the information, if any, required pursuant to Rule 144(c)(2) under the Securities Act as it relates to Allstate upon the request of any such Holder or beneficial holder of the Securities.”

ARTICLE 4

MISCELLANEOUS

SECTION 4.01.    Effect on Successors and Assigns.

All agreements of the Company, the Guarantor, the Trustee, the Security Registrar, and the Paying Agent in the Indenture and the Securities will bind their respective successors.

SECTION 4.02.    Governing Law; Waiver of Jury Trial.

This Third Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. Each party hereto, hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with the Indenture.

SECTION 4.03.    No Security Interest Created.

Nothing in the Indenture or in the Securities, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.

SECTION 4.04.    Execution in Counterparts.

This Third Supplemental Indenture may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. Delivery of this Third Supplemental Indenture by one party to the other may be made by facsimile, electronic mail or other transmission method as permitted by applicable law, and the parties hereto agree that any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. A party’s electronic signature (complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) on this Third Supplemental Indenture shall have the same validity and effect as a signature affixed by the party’s hand.

SECTION 4.05.    Notices.

The Company or the Trustee, by notice given to the other in the manner provided in Section 105 of the Base Indenture, may designate additional or different addresses for subsequent notices or communications.

All notices or communications hereunder to the Guarantor will be in writing and effective only on receipt, and will be mailed or delivered to The Allstate Corporation, 2775 Sanders Road, Northbrook, Illinois 60062(847), Attention: Secretary.

Notwithstanding anything to the contrary in Sections 105 and 106 of the Base Indenture, whenever the Company of the Guarantor is required to deliver notice to the Holders, the Company or the Guarantor, as the case may be, will, by the date it is required to deliver such notice to the Holders, deliver a copy of such notice to the Trustee, the Paying Agent and the Security Registrar.

SECTION 4.06.    Ratification of Base Indenture.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein provided. For the avoidance of doubt, each of the Company and each Holder, by its acceptance of such Securities, acknowledges and agrees that all of the rights, privileges, protections, immunities and benefits afforded to the Trustee under the Base Indenture are deemed to be incorporated herein, and shall be enforceable by the Trustee hereunder, in each of its capacities hereunder as if set forth herein in full.

SECTION 4.07.    The Trustee.

The recitals in this Third Supplemental Indenture are made by the Company and the Guarantor only and not by the Trustee. The Trustee shall not be responsible with respect to the validity or sufficiency of this Third Supplemental Indenture, and all of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Securities and of this Third Supplemental Indenture as fully and with like effect as set forth in full herein.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

NATIONAL GENERAL HOLDINGS CORP., as Issuer

By:	/s/ Jeffrey Weissmann
Name:	Jeffrey Weissmann
Title:	Exeutive Vice President, General Counsel and Secretary

THE ALLSTATE CORPORATION, as Guarantor

By:	/s/ Mario Rizzo
Name:	Mario Rizzo
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President

[Third Supplemental Indenture]